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                                                                  EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Future Now, Inc.:


We consent to the inclusion in this Registration Statement on Form S-4 of Intelligent Electronics, Inc., of our report dated March 23, 1995, relating to the consolidated balance sheets of The Future Now, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1994, and to reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


                                                      KPMG Peat Marwick LLP


Cincinnati, Ohio
August 3, 1995